Exhibit 21

                                  SUBSIDIARIES

Name                                      State or jurisdiction of incorporation

Flexible Solutions Ltd.                   British Columbia, Canada

Watersavr Global Solutions, Inc.          Illinois

Each such subsidiary does business in its own name and is wholly owned by registrant.